Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors

Addus HomeCare Corporation

Palatine, Illinois

We consent to the use of our reports dated July 6, 2009, with respect to the balance sheet of SuCasa Personal Care, LLC as of July 28, 2007 and the related statements of operations, members’ equity and cash flows for the period of January 1, 2007 through July 28, 2007; the balance sheet of Desert PCA of Nevada, LLC as of July 28, 2007 and the related statements of operations, member’s equity and cash flows for the period of January 1, 2007 through July 28, 2007; the balance sheet of Greater Vegas Personal Care, LLC as of November 12, 2007 and the related statements of operations, members’ equity (deficit) and cash flows for the period January 1, 2007 through November 12, 2007; the balance sheet of Vegas Valley Personal Care, LLC as of November 12, 2007 and the related statements of operations, member’s equity (deficit) and cash flows for the period of January 1, 2007 through November 12, 2007 included in this Registration Statement, and to the reference to our firm under the heading “Experts” in this Registration Statement.

Morgantown, West Virginia

August 24, 2009